STOCK EXCHANGE AGREEMENT


     This agreement is made between Tensleep Corporation, a Colorado corporation having its principal executive office at 79860 Tangelo, La Quinta, CA 92253, hereinafter called "Tensleep", and Shira Investments, Inc., a Panama corporation, with its principal place of business at 5 Aeulestrasse, FL-9490 Vaduz, Liechtenstein, hereinafter called the "Shareholder".

                              RECITALS

     A. The Shareholder is the owner of record of 875,000 of the issued and outstanding shares of Whisk.co.uk, Limited with its principal place of business at First Floor, Chancery House, Leas Road, Guildford, GU1 4QW, United Kingdom, hereinafter called "Whisk".

     B. Tensleep desires to purchase, and the shareholder desires to sell all of the issued and outstanding shares of common stock of Whisk owned by the Shareholder..

                            CONSIDERATION

     In consideration of the above premises, for the consideration , and subject to the terms and conditions hereinafter set forth, the parties agree as follows:

                        TERMS AND CONDITIONS

Section One. Exchange of Stock.

     Prior to the closing date, as hereinafter fixed, the Shareholder shall deliver to Tensleep one or more of its certificates representing all of the issued and outstanding shares of the common stock of Whisk owned by Shareholder, duly indorsed. In exchange therefor, Tensleep shall deliver to Shareholder prior to the closing, one or more certificates representing two million six hundred thousand shares of Tensleep common stock. The certificates representing the Tensleep shares shall be restricted pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act").

Section Two. Closing.

     The closing of the exchange shall take place on or before December 15, 2000, at 12:00 o'clock p.m. Pacific Standard Time.

Section Three.  Warranties and Covenants of Shareholder.

     The Shareholder represents, warrants, and covenants as follows:

     (a) The Shareholder is the owner of record of 875,000 fully paid and non-assessable shares of Whisk common stock.

     (b) As of the date hereof Whisk has duly issue 1,125,000 common shares and pursuant to a private offering is to issue an additional 325,000 shares.

     (c) Whisk is duly incorporated and authorized to do business under the laws of the United Kingdom.

     (d) Whisk has the power and authority to carry on its business as currently conducted, and holds, or is duly licensed under all patents, trademarks, trade names, the operation of its business as currently conducted, free and clear of all liens, encumbrances, and claims of any kind whatsoever.

     (e)  The balance sheets and income statements of Whisk dated
          September 30, 2000, are attached hereto, market as Exhibit A and made a part hereof. Said financial statements fully and accurately reflect the financial condition of Whisk.

     (f) No transactions, have been engaged in by Whisk from September 30, 2000 to the date hereof, and that there has been no material adverse change in the financial or operating condition of Whisk since September 30, 2000.

     (g) As of the date hereof Whisk is not, and as of the closing date, Whisk will not be, in default under any contract or agreement, or under the order or decree of any court. To the knowledge of the shareholder there is no actions or proceedings pending or threatened against Whisk as of the date hereof, and neither the execution and delivery of this agreement nor the consummation of the transaction herein contemplated will conflict with, result in the breach of, or accelerate the performance required by any contract or agreement to which Whisk or the shareholder is now a party.

     (h) There are no dividends declared and unpaid on any of the common shares of Whisk.

     (i) Whisk is not a party to any contract or agreement, and is not subject to any other restriction, materially and adversely affecting its business, property, or assets.

Section Four. Interim Operations; Additional Covenants of Shareholder.

     The Shareholder represents, warrants, and covenants that Whisk will not enter into any transactions, prior to the closing date, other than in the ordinary course of business, and that the Shareholder will take such action as is necessary to insure that Whisk will not enter into any such transactions, and in particular will not, without the prior written consent of Tensleep:

     (a) Create or incur any indebtedness other than unsecured current liabilities incurred in the ordinary course of business;

     (b) Grant or permit to arise any mortgage, deed of trust, security interest, lien, or encumbrance of any kind;

     (c) Sell or otherwise dispose of any of its assets other than merchandise inventories sold in the ordinary course of business;

     (d) Declare or pay any dividends, or repurchase or redeem any of its shares, or establish a sinking fund or other reserve for such purpose;

     (e) Issue, sell or grant options for the sale of any of its shares, whether or not previously authorized or issued;

     (f) Expend any funds for capital additions or improvements other than ordinary expenditures for maintenance, repairs, and replacements;

     (g) Acquire an interest in any other business enterprise, whether for cash or in exchange for stock or other securities of Whisk;

     (h) Increase the compensation paid to any of its officers or directors above the level paid on the date hereof as set forth in Exhibit E or agree to pay to any of its officers or employees any bonus, severance pay, or pension, whether under an existing compensation or deferred compensation plan, or otherwise.

Section Five.  Covenants of Acquiring Corporation as to Stock.

     Tensleep hereby represents, covenants, and warrants as follows:

     (a) As of the date of this agreement Tensleep is authorized to issue, in the aggregate, 50,000,000 shares of common stock, without par value, of which approximately 9,000,000 shares are issued and outstanding;

     (b) Between the date of this agreement and the closing date, Tensleep will not, without the prior written consent of the shareholders, recapitalize, reclassify, or increase its presently authorized common stock (or issue additional shares thereof).

Section Six.  Indemnification.

     The Shareholder agrees to indemnify Tensleep against any and all loss, damage, cost, and expense exceeding Ten Thousand Dollars ($10,000.00) that Tensleep may sustain as a result of any inaccurate representation or the breach of any warranty or covenant made by the Shareholder herein. In the event it is determined, as hereinafter provided, that Tensleep is entitled to indemnification hereunder, indemnification shall firs be effected by redelivery to Tensleep of shares of common stock of Tensleep held by Shareholder, such shares to be valued as follows: Fifty Cents per share.

Section Seven.  Conditions for Closing.

     Prior to the closing date, the Shareholder shall deliver to Tensleep 875,000 shares of Whisk duly dully authorized and issued in the name of Tensleep. Said shares representing all the issued and outstanding shares of Whisk of Shareholder. Tensleep shall deliver to the Shareholder 2,600,000 shares of its common stock as described in Section One of this agreement.

     The closing shall be subject to the following terms and conditions:

     (a) On the Closing Date, the parties shall have deliver the shares of Tensleep and Whisk's common stock as set forth and provided in Section One of this agreement.

     (b) In the event of any claim by Tensleep for indemnification hereunder, Tensleep shall give written notice to the Shareholder thereof, and the parties shall attempt to reach agreement in respect thereto. If the parties fail to reach agreement within ten days after notice of a claim has been given, the issue shall be submitted to arbitration in accordance with the rules and requirements of the American Arbitration Association then obtaining. The decision of the arbitrator shall be final and binding on all parties, and appropriate instructions in conformity therewith shall immediately be given by the arbitrator to the escrow agent, who is authorized and directed to rely on such instructions.

Section Eight.  Conditions Precedent to Obligations of Tensleep.

     The obligations of Tensleep hereunder are subject to the following conditions:

     (a) There shall be tendered for exchange by the Shareholder at the closing, certificates representing all of the issued and outstanding shares of the common stock of Whisk owned by Shareholder in a form approved by counsel for Tensleep.

     (b) The representations of the Shareholder contained herein shall be true as of the closing date, and the Shareholder shall execute and deliver to Tensleep, a certificate to that effect in form and substance satisfactory to counsel for Tensleep.

Section Nine. Investment Intent.

     The Shareholder represents that the shares of common stock of Tensleep being acquired by him under this agreement are being acquired for investment purposes only, and not with a view to reselling the same or dividing participation therein with others. Shareholder represents that he has no present intent to resell or otherwise dispose of all or any part of such shares. That such shares will not be sold unless registered pursuant to the Securities Act of 1933, as amended, or exempt therefrom.

Section Ten.  Access to Records.

     Tensleep, and its counsel, accountants, engineers, and other representatives shall have the right at all times during ordinary business hours to inspect all of the properties, books, and records of Whisk, and Shareholder shall cooperate with and furnish to Tensleep and its representatives, all such information and documents with respect to their affairs of Whisk as Tensleep or its representatives may reasonably request.

Section Eleven.  Notices.

     All notices required or permitted to be given hereunder shall be deemed duly given which delivered personally or sent by registered or certified mail, postage prepaid, properly addressed to the party to receive such notice, at the addresses specified above.

Section Twelve.  Entire Agreement.

     This agreement constitutes the entire agreement between the parties; there are no agreements, warranties, or representations, express or implied, except those expressly set forth herein. All agreements, representations, and warranties contained in this agreement shall apply as of the closing date and shall survive the closing of this agreement.

Section Thirteen.  Modification.

     This agreement may not be amended or modified, except by written agreement of the parties.

Section Fourteen.  Binding Effect.

     This agreement shall bind and inure to the benefit of the parties and their heirs, legal representatives, successors, and assigns.

Section Fifteen.  Governing Law.

     This agreement shall be construed under and governed by the laws of the State of Colorado.

Section Sixteen.  Signature in Counterparts.

     The parties may execute separate copies of this agreement as original counterparts and be bound thereby as though each had executed the same document in the presents of each other.

     In witness where of the parties have executed this agreement this 18th day of October, 2000.

Tensleep Corporation.



      /S/Ronald S. Tucker
By: __________________________
     Ronald S. Tucker, Pres.



Shira Investments, Inc.



       /S/ Werner Keicher
By: __________________________
     President